Exhibit 23.1

Consent of Independent Auditors

    We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-8) and related prospectus pertaining to the 2000 Restricted Stock Award Plan of Best Buy Co., Inc. and to the incorporation by reference therein of our report dated March 28, 2000, with respect to the consolidated financial statements of Best Buy Co., Inc. incorporated by reference in its Annual Report (Form 10-K) for the year ended February 26, 2000, filed with the Securities and Exchange Commission.

                      /s/ Ernst & Young LLP

Minneapolis, Minnesota
September 20, 2000